June 21, 2012

Filed Under Rule 433

Registration No. 333-162837

Final Term Sheet

$1,500,000,000
Caterpillar Inc.

$500,000,000 0.950% Senior Notes due 2015

$500,000,000 1.500% Senior Notes due 2017

$500,000,000 2.600% Senior Notes due 2022

Issuer:	Caterpillar Inc.

Securities:	0.950% Senior Notes due 2015 1.500% Senior Notes due 2017 2.600% Senior Notes due 2022

Principal Amount:	$500,000,000 for Senior Notes due 2015 $500,000,000 for Senior Notes due 2017 $500,000,000 for Senior Notes due 2022

Maturity:	June 26, 2015 for Senior Notes due 2015 June 26, 2017 for Senior Notes due 2017 June 26, 2022 for Senior Notes due 2022

Coupon:	0.950% for Senior Notes due 2015 1.500% for Senior Notes due 2017 2.600% for Senior Notes due 2022

Price to Public:	99.979% for Senior Notes due 2015 99.880% for Senior Notes due 2017 99.581% for Senior Notes due 2022

Yield to Maturity:	0.957% for Senior Notes due 2015 1.525% for Senior Notes due 2017 2.648% for Senior Notes due 2022

Spread to Benchmark Treasury:	+55 basis points for Senior Notes due 2015 +80 basis points for Senior Notes due 2017 +103 basis points for Senior Notes due 2022

Benchmark Treasury:	UST 0.375% due June 15, 2015 for Senior Notes due 2015

UST 0.625% due May 31, 2017 for Senior Notes due 2017 UST 1.750% due May 15, 2022 for Senior Notes due 2022

Benchmark Treasury Price & Yield:	99-29; 0.407% for UST due June 15, 2015 for Senior Notes due 2015 99-16+; 0.725% for UST due May 31, 2017 for Senior Notes due 2017 101-6+; 1.618% for UST due May 15, 2022 for Senior Notes due 2022

Interest Payment Dates:	June 26 and December 26, commencing December 26, 2012

Optional Redemption:

At a discount rate of Treasury plus 10 basis points for Senior Notes due 2015

At a discount rate of Treasury plus 12.5 basis points for Senior Notes due 2017

At any time prior to March 26, 2022 (three months prior to maturity), at a discount rate of Treasury plus 15 basis points for Senior Notes due 2022

At any time on or after March 26, 2022 (three months prior to maturity), at par for Senior Notes due 2022

Expected Settlement Date:	T+3; June 26, 2012

CUSIP / ISIN:	149123 BY6 / US149123BY63 for Senior Notes due 2015 149123 BZ3 / US149123BZ39 for Senior Notes due 2017 149123 BX8 / US149123BX80 for Senior Notes due 2022

Ratings:

A2 (Stable) by Moody’s Investors Service, Inc.

A (Stable) by Standard & Poor’s Ratings Services

A (Stable) by Fitch Ratings, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Manager:	SG Americas Securities, LLC
Co-Managers:	ANZ Securities, Inc. Goldman, Sachs & Co. ING Financial Markets LLC Lloyds Securities Inc. Mitsubishi UFJ Securities (USA), Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. (toll-free at 1-877-858-5407), J.P. Morgan Securities LLC (call collect at 1-212-834-4533) or Merrill Lynch, Pierce, Fenner & Smith Incorporated (call 1-800-294-1322, or e-mail dg.prospectus_requests@baml.com).

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